Exhibit 99

FOR RELEASE – Oct. 24, 2023

Corning Reports Third-Quarter 2023 Financial Results with

Continued Improvement in Profitability and Cash Flow

Gross margin percentage expanded sequentially on consistent sales and year over year on lower sales

Operating and free cash flow both grew sequentially and year over year

Profitability and free cash flow sequential increases were driven by pricing actions, primarily in Display Technologies, and companywide productivity gains

For the fourth quarter, management expects similar core gross margin and another quarter of strong free cash flow – despite sequentially lower core sales of $3.25 billion

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its third-quarter 2023 results and provided its outlook for fourth-quarter 2023.

Wendell P. Weeks, chairman and chief executive officer, said, “Our third-quarter results show continued progress on our priorities to improve profitability and cash flow, even with weak demand across our markets. We increased third-quarter core gross margin to 37%, a 340 basis-point improvement from the fourth quarter of 2022. We grew free cash flow to $466 million. We also extended our market leadership and executed on ‘More Corning’ content opportunities. For example, we once again worked with Apple to advance the state of the art for smartphones, delivering durable color-infused glass – a first for any smartphone – for the iPhone 15 and iPhone 15 Plus.”

Weeks added, “Our markets continue to reflect demand below trend lines, but our sales will recover, and we will return to growth. In the meantime, we will continue to improve our profitability and cash flow, even in this current muted sales environment. As a result, as our markets recover to trend, we can serve them with our existing capacity and capabilities on an improved price and cost platform. This will allow us to grow profitability faster than sales and generate significant incremental cash flow.”

Third-Quarter 2023 Highlights:

●	Third-quarter GAAP sales were $3.2 billion. Core sales were $3.5 billion, consistent with the second quarter, as expected.
●	Third-quarter GAAP EPS was $0.19. Core EPS of $0.45 was consistent sequentially. The difference between GAAP and core EPS primarily reflected constant currency adjustments, translated earnings contract gains, and translation gains on Japanese-yen-denominated debt, as well as restructuring and asset write-off charges.
●	Core gross margin of 37% increased by 80 basis points sequentially on consistent sales, driven primarily by pricing actions in Display Technologies. Core gross margin increased by 90 basis points year over year on lower sales, reflecting the continued benefit of pricing and productivity improvement actions across the company.
●	Third-quarter free cash flow improved to $466 million, up $156 million sequentially and $211 million year over year.

Fourth-Quarter 2023 Outlook:

●

Management expects fourth-quarter core sales of approximately $3.25 billion, core gross margin percentage similar to the third quarter despite the sequential sales decline, core EPS in the range of $0.37 to $0.42, and another quarter of strong free cash flow.

Ed Schlesinger, executive vice president and chief financial officer, said, “Sales in the third quarter were consistent sequentially, as expected. Our strong execution on our plan to improve profitability and cash flow is evident in our numbers. Specifically, we expanded core gross margin to 37%, primarily as a result of Display Technologies’ pricing actions. Additionally, we grew free cash flow to $466 million for the quarter, driven by strong operating cash flow – including inventory reductions – and lower capital expenditures.”

Corning Reports Third-Quarter 2023 Financial Results

Schlesinger added, “For the fourth quarter, we expect core sales to be approximately $3.25 billion. We will continue our focus on profitability and cash flow. Despite lower sequential fourth-quarter sales, we expect to deliver a gross margin percentage similar to the third quarter and another quarter of strong free cash flow. Longer term, we remain confident in our ability to outperform our markets as they recover – and we expect to grow beyond prior-peak sales run rates. Importantly, we are already well positioned to capture that growth and drive strong operating leverage without substantial cash investments.”

Strategy in Action

Corning strives to be a catalyst for positive change and to help move the world forward. The company drives profitable multiyear growth by inventing, making, and selling life-changing products while cultivating deep, trust-based relationships with industry leaders, ultimately incorporating more content into customers’ offerings. Corning takes the long view, investing in a set of vital capabilities that are increasingly relevant to profound transformations that touch many facets of daily life. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductor, and life sciences.

Recent highlights include:

●	Helping industry leaders advance the form and function of smartphones through step changes in engineered glass and glass-ceramics.
	●	Color-infused glass: Corning built on its deep relationship with Apple to deliver durable color-infused glass – a first for any smartphone – for the iPhone 15 and iPhone 15 Plus. Apple’s new devices also feature Ceramic Shield, a highly transparent, color-free glass-ceramic, which offers unparalleled durability and toughness for smartphones.
●

Ultra-thin bendable glass: For half a century, Corning has helped propel display and cover glass technologies in Korea – a global consumer-electronics innovation hotspot – with industry leaders like Samsung. Building on these relationships, Corning announced plans to expand capabilities in the region and create a hub for ultra-thin bendable-glass manufacturing.

●

Advancing precision automotive glass to facilitate technology-rich interiors and user interfaces for a more connected and safer driving experience. Corning announced a new collaboration with longtime customer AUO Corporation to expand and accelerate the production of AUO’s industry-leading, large-format curved display modules. In the announcement, AUO highlighted how Corning’s innovative ColdForm™ Technology advances sustainable practices while enabling differentiated designs.

●	Contributing to global climate initiatives through innovative practices and products.
	●	The Science Based Targets Initiative approved Corning’s near-term science-based reduction targets for Scope 1 and Scope 2 emissions, determining them to be in line with the Paris Agreement’s goal to limit the global average temperature increase to 1.5° Celsius.
	●	The company also built on its announcement of Corning® Viridian™ Vials – which reduce waste and carbon emissions in the pharmaceutical supply chain – with a suite of life sciences products that provides benefits ranging from renewable materials and sustainable packaging, to supply chain diversity, to energy efficiency and water conservation.
	●	Corning also provided a hyperspectral imaging sensor that enables Orbital Sidekick’s recently launched satellites to detect pipeline leaks and other environmental issues.

Corning Reports Third-Quarter 2023 Financial Results

Third-Quarter 2023 Results and Comparisons
(In millions, except per-share amounts)

	Q3 2023	Q2 2023	% change	Q3 2022	% change
GAAP Net Sales	$3,173	$3,243	(2%)	$3,488	(9%)
GAAP Net Income (1)	$164	$281	(42%)	$208	(21%)
GAAP EPS	$0.19	$0.33	(42%)	$0.24	(21%)
Core Sales (2)	$3,459	$3,482	(1%)	$3,666	(6%)
Core Net Income (2)	$386	$388	(1%)	$438	(12%)
Core EPS (2)	$0.45	$0.45	—	$0.51	(12%)

(1) Represents GAAP net income attributable to Corning Incorporated.

(2) Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release as well as on the company’s website.

The third-quarter results below are prepared on a basis consistent with Corning’s segment reporting as presented in the company’s consolidated financial statements.

Optical Communications

	Q3 2023	Q2 2023	% change	Q3 2022	% change
Net Sales	$918	$1,066	(14%)	$1,317	(30%)
Net Income	$91	$140	(35%)	$183	(50%)

In Optical Communications, third-quarter sales were $918 million, down 14% sequentially, reflecting lower order rates from carriers. Net income was $91 million, also down sequentially, reflecting lower volume.

Display Technologies

	Q3 2023	Q2 2023	% change	Q3 2022	% change
Net Sales	$972	$928	5%	$686	42%
Net Income	$242	$208	16%	$134	81%

In Display Technologies, volume was lower than expected in the third quarter. Sales were $972 million, up 5% sequentially. Net income was $242 million, up 16% sequentially, primarily driven by price increases.

Specialty Materials

	Q3 2023	Q2 2023	% change	Q3 2022	% change
Net Sales	$563	$423	33%	$519	8%
Net Income	$72	$33	118%	$96	(25%)

In Specialty Materials, third-quarter sales were $563 million, up 33% sequentially, driven by higher Gorilla Glass sales resulting from customer product launches in the quarter. Additionally, continued solid demand for semiconductor materials drove another strong quarter for Advanced Optics. Net income was $72 million, up 118% sequentially, primarily driven by higher sales.

Environmental Technologies

	Q3 2023	Q2 2023	% change	Q3 2022	% change
Net Sales	$449	$457	(2%)	$425	6%
Net Income	$99	$107	(7%)	$87	14%

In Environmental Technologies, third-quarter sales were $449 million, up 6% year over year, driven by ongoing growth of gasoline particulate filter adoption in China offsetting expected softness in heavy-duty markets in North America. Net income grew faster than sales to reach $99 million, up 14% year over year, as a result of productivity-improvement actions.

Corning Reports Third-Quarter 2023 Financial Results

Life Sciences

	Q3 2023	Q2 2023	% change	Q3 2022	% change
Net Sales	$230	$231	—	$312	(26%)
Net Income	$13	$11	18%	$43	(70%)

In Life Sciences, third-quarter sales were $230 million, consistent with the second quarter. Sales were down year over year, reflecting significantly lower demand for COVID-related products in China and the impact of customers drawing down inventory. Net income increased sequentially to $13 million, driven by productivity-improvement actions.

Hemlock and Emerging Growth Businesses

	Q3 2023	Q2 2023	% change	Q3 2022	% change
Net Sales	$327	$377	(13%)	$407	(20%)
Net (Loss) Income	$(8)	$26	*	$18	*

* Not meaningful

In Hemlock and Emerging Growth Businesses, third-quarter sales were $327 million, down 13% sequentially and 20% year over year, reflecting a decline in solar polysilicon prices and lower sales in Corning Pharmaceutical Technologies as the company completed the last of its volume commitments for COVID-related products in the second quarter. Net income was down sequentially and year over year, driven by lower sales.

Upcoming Investor Events

On Nov. 28, Corning will attend the UBS Global Technology Conference. Corning will also host management visits to investor offices in select cities. Visit the company’s Investor Relations website for up-to-date conference information.

Third-Quarter Conference Call Information

The company will host its third-quarter conference call on Tuesday, Oct. 24, at 8:30 a.m. EDT. To participate, individuals may preregister here prior to the start of the call. Once the required fields are completed, click “Register.” A telephone number and PIN will be auto generated and will pop up on screen. Participants will have the choice to “Dial In” or have the system “Call Me.” A confirmation email will also be sent with specific dial-in information. To listen to a live audio webcast of the call, go to the company’s Investor Relations events page and follow the instructions.

Presentation of Information in this News Release

This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly" Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

Corning Reports Third-Quarter 2023 Financial Results

Caution Concerning Forward-Looking Statements

The statements contained in this release and related comments by management that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” “target,” “estimate,” “forecast” or similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s revenue and earnings growth rates, the company’s ability to innovate and commercialize new products, the company’s expected capital expenditure and the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity.

Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business and key performance indicators that impact the company, there can be no assurance that these forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by applicable securities laws.

Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses’ global supply chains and strategies; changes in macroeconomic and market conditions and market volatility, including developments and volatility arising from the COVID-19 pandemic, inflation, interest rates, the value of securities and other financial assets, precious metals, oil, natural gas and other commodity prices and exchange rates (particularly between the U.S. dollar and the Japanese yen, new Taiwan dollar, euro, Chinese yuan and South Korean won), the availability of government incentives, decreases or sudden increases of consumer demand, and the impact of such changes and volatility on our financial position and businesses; the duration and severity of the COVID-19 pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; possible disruption in commercial activities or our supply chain due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; ability to enforce patents and protect intellectual property and trade secrets; unanticipated disruption to Corning’s, our suppliers’ and manufacturers’ supply chain, equipment, facilities, IT systems or operations; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; the amount and timing of any future dividends; the effects of acquisitions, dispositions and other similar transactions; the effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures; rate of technology change; adverse litigation; product and component performance issues; retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Corning Reports Third-Quarter 2023 Financial Results

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:

Megan Whittemore

(202) 661-4171

whittemom@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$3,173	$3,488	$9,594	$10,783
Cost of sales	2,169	2,426	6,574	7,192

Gross margin	1,004	1,062	3,020	3,591

Operating expenses:
Selling, general and administrative expenses	468	461	1,329	1,381
Research, development and engineering expenses	270	278	787	766
Amortization of purchased intangibles	30	31	92	92

Operating income	236	292	812	1,352

Interest income	10	3	25	9
Interest expense	(82)	(73)	(239)	(216)
Translated earnings contract gain (loss), net	20	(68)	128	257
Other income, net	33	106	128	391

Income before income taxes	217	260	854	1,793
Provision for income taxes	(35)	(34)	(178)	(380)

Net income	182	226	676	1,413

Net income attributable to non-controlling interest	(18)	(18)	(55)	(61)

Net income attributable to Corning Incorporated	$164	$208	$621	$1,352

Earnings per common share available to common shareholders:
Basic	$0.19	$0.25	$0.73	$1.60
Diluted	$0.19	$0.24	$0.72	$1.58

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except share and per share amounts)

	September 30,	December 31,
	2023	2022
Assets

Current assets:
Cash and cash equivalents	$1,639	$1,671
Trade accounts receivable, net of doubtful accounts	1,725	1,721
Inventories	2,655	2,904
Other current assets	1,279	1,157
Total current assets	7,298	7,453

Property, plant and equipment, net of accumulated depreciation	14,407	15,371
Goodwill, net	2,372	2,394
Other intangible assets, net	938	1,029
Deferred income taxes	1,037	1,073
Other assets	2,226	2,179

Total Assets	$28,278	$29,499

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$297	$224
Accounts payable	1,459	1,804
Other accrued liabilities	2,529	3,147
Total current liabilities	4,285	5,175

Long-term debt	7,210	6,687
Postretirement benefits other than pensions	406	407
Other liabilities	4,633	4,955
Total liabilities	16,534	17,224

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	915	910
Additional paid-in capital – common stock	16,877	16,682
Retained earnings	16,673	16,778
Treasury stock, at cost; Shares held: 980 million and 977 million	(20,633)	(20,532)
Accumulated other comprehensive loss	(2,402)	(1,830)
Total Corning Incorporated shareholders’ equity	11,430	12,008
Non-controlling interest	314	267
Total equity	11,744	12,275

Total Liabilities and Equity	$28,278	$29,499

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net income	$182	$226	$676	$1,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	310	327	932	1,014
Amortization of purchased intangibles	30	31	92	92
Loss on disposal of assets, net	49	102	72	110
Severance charges	13	8	86	8
Severance payments	(34)	(2)	(82)	(5)
Gain on sale of business				(53)
Share-based compensation expense	57	52	168	145
Translation gain on Japanese yen-denominated debt	(35)	(84)	(162)	(321)
Deferred tax provision (benefit)	47	(14)	37	58
Translated earnings contract (gain) loss, net	(20)	68	(128)	(257)
Unrealized translation loss on transactions	8	63	58	140
Tax deposit refund			99
Changes in assets and liabilities:
Trade accounts receivable	(73)	106	(137)	161
Inventories	73	(201)	131	(637)
Other current assets	(9)	72	(58)	(5)
Accounts payable and other current liabilities	173	(184)	(263)	25
Customer deposits and government incentives	(11)	140	(17)	144
Deferred income	13	9	(11)	(15)
Other, net	(51)	(13)	(201)	(19)
Net cash provided by operating activities	722	706	1,292	1,998

Cash Flows from Investing Activities:
Capital expenditures	(341)	(465)	(1,111)	(1,201)
Proceeds from sale of equipment to related party			67
Proceeds from sale of business		3		77
Realized gains on translated earnings contracts and other	93	77	270	209
Other, net	(7)	(17)	4	(54)
Net cash used in investing activities	(255)	(402)	(770)	(969)

Cash Flows from Financing Activities:
Repayments of short-term borrowings and other long-term debt	(107)	(76)	(180)	(87)
Proceeds from issuance of short-term borrowings	30	70	30	70
Proceeds from issuance of euro bonds and other long-term debt	30	9	968	37
Proceeds from other financing arrangements			54
Repayment of other financing arrangements	(54)		(54)
Payment for redemption of preferred stock			(507)	(507)
Payments of employee withholding tax on stock awards	(4)	(2)	(103)	(44)
Proceeds from exercise of stock options	4	7	39	35
Purchases of common stock for treasury		(20)		(221)
Dividends paid	(246)	(234)	(741)	(696)
Other, net	(9)	(6)	(26)	(17)
Net cash used in financing activities	(356)	(252)	(520)	(1,430)
Effect of exchange rates on cash	(10)	(51)	(34)	(117)
Net increase (decrease) in cash and cash equivalents	101	1	(32)	(518)
Cash and cash equivalents at beginning of period	1,538	1,629	1,671	2,148
Cash and cash equivalents at end of period	$1,639	$1,630	$1,639	$1,630

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

(Unaudited)

GAAP Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share (in millions, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to Corning Incorporated	$164	$208	$621	$1,352

Weighted-average common shares outstanding - basic	850	843	848	843
Effect of dilutive securities:
Stock options and other awards	9	12	10	14
Weighted-average common shares outstanding - diluted	859	855	858	857
Basic earnings per common share	$0.19	$0.25	$0.73	$1.60
Diluted earnings per common share	$0.19	$0.24	$0.72	$1.58

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Core net income	$386	$438	$1,124	$1,392

Weighted-average common shares outstanding - basic	850	843	848	843
Effect of dilutive securities:
Stock options and other awards	9	12	10	14
Weighted-average common shares outstanding - diluted	859	855	858	857
Core basic earnings per common share	$0.45	$0.52	$1.33	$1.65
Core diluted earnings per common share	$0.45	$0.51	$1.31	$1.62

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures provided by our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar and euro, as applicable to the segment. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment. We establish constant-currency rates based on internally derived management estimates, which are closely aligned with the currencies we have hedged. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. Further, we believe it reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.

Core performance measures are not prepared in accordance with GAAP, but management believes that reporting core performance measures provides investors with greater transparency to the information used by our management team to make financial and operational decisions.  We believe investors should consider these non-GAAP measures in evaluating results as they are more indicative of our core operating performance and how management evaluates operational results and trends. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.”

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months Ended September 30, 2023 and 2022

(Unaudited; in millions, except per share amounts)

	Three months ended September 30, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$3,173	$217	$164	16.1%	$0.19
Constant-currency adjustment (1)	286	212	164		0.19
Translation gain on Japanese yen-denominated debt (2)		(35)	(29)		(0.03)
Translated earnings contract gain (3)		(20)	(16)		(0.02)
Acquisition-related costs (4)		33	25		0.03
Discrete tax items and other tax-related adjustments (5)			(3)		(0.00)
Restructuring, impairment and other charges and credits (6)		72	58		0.07
Litigation, regulatory and other legal matters (7)		32	25		0.03
Pension mark-to-market adjustment (8)		7	6		0.01
Gain on investments (9)		(8)	(8)		(0.01)
Core performance measures	$3,459	$510	$386	20.5%	$0.45

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) excludes net income attributable to non-controlling interests (“NCI”).

	Three months ended September 30, 2022
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$3,488	$260	$208	13.1%	$0.24
Constant-currency adjustment (1)	178	136	79		0.09
Translation gain on Japanese yen-denominated debt (2)		(84)	(64)		(0.07)
Translated earnings contract loss (3)		68	52		0.06
Acquisition-related costs (4)		33	25		0.03
Discrete tax items and other tax-related adjustments (5)			22		0.03
Restructuring, impairment and other charges and credits (6)		138	106		0.12
Litigation, regulatory and other legal matters (7)		23	17		0.02
Pension mark-to-market adjustment (8)		(9)	(7)		(0.01)
Core performance measures	$3,666	$565	$438	19.3%	$0.51

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR excludes net income attributable to NCI .

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Nine Months Ended September 30, 2023 and 2022

(Unaudited; in millions, except per share amounts)

	Nine months ended September 30, 2023
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported – GAAP	$9,594	$854	$621	20.8%	$0.72
Constant-currency adjustment (1)	714	535	403		0.47
Translation gain on Japanese yen-denominated debt (2)		(162)	(131)		(0.15)
Translated earnings contract gain (3)		(128)	(103)		(0.12)
Acquisition-related costs (4)		99	70		0.08
Discrete tax items and other tax-related adjustments (5)			26		0.03
Restructuring, impairment and other charges and credits (6)		270	216		0.25
Litigation, regulatory and other legal matters (7)		44	35		0.04
Pension mark-to-market adjustment (8)		1	1		0.00
Loss on investments (9)		1	1		0.00
Gain on sale of assets (10)		(20)	(15)		(0.02)
Core performance measures	$10,308	$1,494	$1,124	20.5%	$1.31

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the effective tax rate (“ETR”) excludes net income attributable to non-controlling interests (“NCI”).

	Nine months ended September 30, 2022
			Net income
			attributable
	Net	Income before	to Corning	Effective tax	Per
	sales	income taxes	Incorporated	rate (a)(b)	share
As reported - GAAP	$10,783	$1,793	$1,352	21.2%	$1.58
Constant-currency adjustment (1)	389	319	221		0.26
Translation gain on Japanese yen-denominated debt (2)		(321)	(246)		(0.29)
Translated earnings contract gain (3)		(257)	(197)		(0.23)
Acquisition-related costs (4)		107	84		0.10
Discrete tax items and other tax-related adjustments (5)			38		0.04
Restructuring, impairment and other charges and credits (6)		217	166		0.19
Litigation, regulatory and other legal matters (7)		65	49		0.06
Pension mark-to-market adjustment (8)		(19)	(15)		(0.02)
Loss on investments (9)		8	6		0.01
Contingent consideration (11)		(32)	(25)		(0.03)
Gain on sale of business (12)		(53)	(41)		(0.05)
Core performance measures	$11,172	$1,827	$1,392	20.5%	$1.62

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.
(b)	The calculation of the ETR excludes net income attributable to NCI .

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three Months Ended September 30, 2023 and 2022

(Unaudited; in millions)

	Three months ended September 30, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,004	31.6%	$468	$270	$236	7.4%
Constant-currency adjustment (1)	212		3		209
Acquisition-related costs (4)				(1)	31
Restructuring, impairment and other charges and credits (6)	63		(2)	(7)	72
Litigation, regulatory and other legal matters (7)			(35)		35
Pension mark-to-market adjustment (8)			4	2	(6)
Core performance measures	$1,279	37.0%	$438	$264	$577	16.7%

	Three months ended September 30, 2022
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,062	30.4%	$461	$278	$292	8.4%
Constant-currency adjustment (1)	138		3		135
Acquisition-related costs (4)			2	(1)	30
Restructuring, impairment and other charges and credits (6)	125		(13)		138
Litigation, regulatory and other legal matters (7)			(32)		32
Pension mark-to-market adjustment (8)			7	2	(9)
Core performance measures	$1,325	36.1%	$428	$279	$618	16.9%

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Nine Months Ended September 30, 2023 and 2022

(Unaudited; in millions)

	Nine months ended September 30, 2023
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$3,020	31.5%	$1,329	$787	$812	8.5%
Constant-currency adjustment (1)	537		8		529
Acquisition-related costs (4)			2	(1)	91
Restructuring, impairment and other charges and credits (6)	196		(24)	(19)	239
Litigation, regulatory and other legal matters (7)	(6)		(53)		47
Pension mark-to-market adjustment (8)			(10)	(1)	11
Gain on sale of assets (10)	(20)				(20)
Core performance measures	$3,727	36.2%	$1,252	$766	$1,709	16.6%

	Nine months ended September 30, 2022
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$3,591	33.3%	$1,381	$766	$1,352	12.5%
Constant-currency adjustment (1)	321		4		317
Acquisition-related costs (4)			3	(1)	90
Restructuring, impairment and other charges and credits (6)	193		(24)		217
Litigation, regulatory and other legal matters (7)			(74)		74
Pension mark-to-market adjustment (8)			33	8	(41)
Contingent consideration (11)			26		(26)
Core performance measures	$4,105	36.7%	$1,349	$773	$1,983	17.7%

See “Items Excluded from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited; in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Cash flows from operating activities	$722	$706	$1,292	$1,998
Realized gains on translated earnings contracts and other	93	77	270	209
Translation losses on cash balances	(8)	(63)	(58)	(140)
Adjusted cash flows from operating activities	$807	$720	$1,504	$2,067
Less: Capital expenditures	$341	$465	$1,111	$1,201
Free cash flow	$466	$255	$393	$866

Items Excluded from GAAP Measures

Items which we exclude from GAAP measures to arrive at core performance measures were as follows:

(1)

Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. We establish constant-currency rates based on internally derived management estimates, which are closely aligned with the currencies we have hedged.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts. Further, we believe it reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on our earnings and cash flows.

Constant currency rates used are as follows:

	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81

(2)	Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars.
(3)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and new Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations. The activity during 2023 primarily relates to severance charges and asset write-offs. The activity during the third quarter of 2022 primarily relates to capacity optimization of an emerging growth business.
(7)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)	(Gain) loss on investments: Amount primarily reflects the gain or loss recognized on investment due to mark-to-mark adjustments for the change in fair value or the disposition of the investment.
(10)	Gain on sale of assets: Amount represents the gain recognized for the sale assets.
(11)	Contingent consideration: Amount reflects the fair value mark-to-market cost adjustment of contingent consideration resulting from the Hemlock Semiconductor Group transaction on September 9, 2020.
(12)	Gain on sale of business: Amount represents the gain recognized for the sale of a business.